Exhibit 99.1

Ebix Announces Increase in Commitments Under Its Credit Facility to $190.0 Million

ATLANTA, GA – February 5, 2015 – Ebix, Inc. (NASDAQ: EBIX) (“Ebix” or the “Company”), a leading international supplier of On-Demand software and E-commerce services to the insurance, financial and healthcare industries, today announced the expansion of total commitments under its existing credit facility from $150.0 million to $190.0 million, to fund its growth and share repurchase initiatives. The $40.0 million increase in total commitments was the result of existing and new lender relationships, which furthers diversifies Ebix’s lending group under the credit facility to four participants.

The increase in total commitments was executed under the accordion feature of the credit facility which allowed for an increase in total commitments under the facility up to $200.0 million. In conjunction with the increase in commitments, the accordion feature was amended to allow additional expansion of the credit facility up to $240.0 million, in the aggregate. The credit facility originally closed August 5, 2014 and all other terms remain substantially unchanged.

The syndicated bank group comprises leading financial institutions that include Regions Bank, MUFG Union Bank, N.A., Fifth Third Bank and Silicon Valley Bank. Regions Capital Markets, a division of Regions Bank served as Lead Arranger on the transaction.

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance, financial and healthcare industries, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and risk compliance solutions to custom software development for all entities involved in the insurance industry.

With 40+ offices across Australia, Brazil, Canada, India, New Zealand, Singapore, the US and the UK, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com.

CONTACT:

Katie Shuford, Edelman – 404-443-7399 or Katie.Shuford@edelman.com

Aaron Tikkoo – 678-281-2027 or atikkoo@ebix.com